EXHIBIT 99.1

2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Mark Roth	Jeff Elliott or Geralyn DeBusk
VP of Corporate Development & Treasurer	972-458-8000
402-827-6226
Lindsay Corporation Reports Fiscal 2008 Fourth Quarter, Full-Year Results
OMAHA, Neb., October 8, 2008—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter and full fiscal year ended August 31, 2008.
Fourth Quarter Results
Fourth quarter fiscal 2008 total revenues increased 100 percent to $147.2 million from $73.5 million for the year-ago period. Net earnings were $11.3 million or $0.90 per diluted share, compared with $3.8 million or $0.32 per diluted share, in the prior year’s fourth quarter.
Total irrigation equipment revenues increased 121 percent to $115.2 million from $52.1 million in the prior fiscal year’s fourth quarter. Domestic irrigation revenues increased 141 percent, while international irrigation revenues improved 94 percent from the prior year’s fourth quarter. Infrastructure revenues were $32.0 million compared with $21.4 million in the prior year period, an increase of 50 percent.
Gross margin was 25.4 percent compared to 25.0 percent a year ago with improved irrigation margins partially offset by lower infrastructure margins resulting from higher input costs and product mix in the quarter. Operating expenses of $18.0 million, an increase of $5.5 million compared to the fourth quarter of the prior year, were 12.2 percent of sales, compared with 17.0 percent of sales in the prior year period. The increased spending was primarily due to the inclusion of Watertronics and personnel related costs. Operating income of $19.4 million increased 228 percent compared with $5.9 million in the prior year period.
Lindsay’s backlog of unshipped orders at August 31, 2008 was $92.3 million compared with $49.4 million at August 31, 2007. Irrigation backlog increased $48.0 million ($44.4 million prior to the inclusion of Watertronics) on significantly improved order flow for both domestic and international markets, while infrastructure backlog decreased $5.0 million.
Rick Parod, president and chief executive officer, commented, “Irrigation equipment demand and agriculture economic indicators remained strong, driving our core business. The addition of Watertronics met our expectations. I am pleased with the improved strength of the backlog in the irrigation segment globally.”
Full-Year Results
Total revenues for fiscal 2008 were $475.1 million, a 69 percent increase from $281.9 million reported a year ago. Total irrigation equipment revenues of $374.9 million rose 73 percent from a year ago, while infrastructure revenues grew 53 percent, rising to $100.2 million. Net earnings were $39.4 million, or $3.20 per diluted share, compared with $15.6 million, or $1.31 per diluted share, for fiscal 2007.

Cash flows from operations for fiscal 2008 were $30.5 million, an increase of $20.4 million from a year ago. Cash and marketable securities at August 31, 2008 were $50.8 million compared with $48.6 million of a year ago. The Traffic Maintenance Attenuators and Watertronics acquisitions during the year were funded with operating cash.
On July 18, 2008, Lindsay announced that it had increased its regular quarterly cash dividend by 7 percent to $0.075 per share from $0.07 per share. The new annual indicated rate is $0.30 per share, an increase from the previous annual indicated rate of $0.28 per share.
Outlook
Parod added, “Demand for irrigation products worldwide remained strong during the typically slower summer selling season which was driven by the strength of year-over-year, higher agricultural commodity prices and global agricultural development. During the past few weeks, there has been a significant reduction in agricultural commodity prices, and a reduction in the availability of financing, which may impact potential customers’ ability to buy and finance irrigation equipment. These changes have occurred during a seasonally-low sales period for the U.S. market, so their impact on our markets in the coming months is indeterminable at this time.”
Parod concluded, “We will continue to monitor market conditions and make adjustments within our business, as appropriate. The drivers for our markets, which include expanded food production, efficient water use, and improvements in transportation safety, remain very positive for long-term growth in our business segments. We will continue to use our financial flexibility to create shareholder value through a balance of organic growth opportunities, strategic acquisitions, share repurchases, and dividend payments.”
Fourth-Quarter Conference Call
Lindsay’s fiscal 2008 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. The conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At August 31, 2008, Lindsay had approximately 12.2 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that we file with the Securities and Exchange Commission. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “intend,” “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	August 31,	August 31,
($ in thousands, except par values)	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$50,760	$21,022
Marketable securities	—	27,591
Receivables, net of allowance, $1,457and $946, respectively	88,410	46,968
Inventories, net	53,409	41,099
Deferred income taxes	8,095	6,108
Other current assets	7,947	6,990

Total current assets	208,621	149,778

Property, plant and equipment, net	57,571	44,292
Other intangible assets, net	30,808	25,830
Goodwill, net	24,430	16,845
Other noncurrent assets	5,447	5,460

Total assets	$326,877	$242,205

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$32,818	$18,367
Current portion of long-term debt	6,171	6,171
Other current liabilities	43,458	25,994

Total current liabilities	82,447	50,532

Pension benefits liabilities	5,673	5,384
Long-term debt	25,625	31,796
Deferred income taxes	11,786	9,860
Other noncurrent liabilities	5,445	3,605

Total liabilities	130,976	101,177

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,055,292 and 17,744,458 shares issued and outstanding in 2008 and 2007, respectively)	18,055	17,744
Capital in excess of stated value	26,352	11,734
Retained earnings	239,676	204,750
Less treasury stock (at cost, 5,843,448 and 5,998,448 shares in 2008 and 2007, respectively)	(93,275)	(95,749)
Accumulated other comprehensive income, net	5,093	2,549

Total shareholders’ equity	195,901	141,028

Total liabilities and shareholders’ equity	$326,877	$242,205

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended August 31,
(in thousands, except per share amounts)	2008	2007	2006

Operating revenues	$475,087	$281,857	$226,001
Cost of operating revenues	351,255	212,125	177,760

Gross profit	123,832	69,732	48,241

Operating expenses:
Selling expense	25,177	17,396	12,932
General and administrative expense	30,010	23,897	17,066
Engineering and research expense	6,406	4,680	2,741

Total operating expenses	61,593	45,973	32,739

Operating income	62,239	23,759	15,502

Other income (expense):
Interest expense	(3,035)	(2,399)	(697)
Interest income	1,735	2,162	2,101
Other income (expense), net	172	611	503

Earnings before income taxes	61,111	24,133	17,409

Income tax provision	21,706	8,513	5,709

Net earnings	$39,405	$15,620	$11,700

Basic net earnings per share	$3.30	$1.34	$1.01

Diluted net earnings per share	$3.20	$1.31	$1.00

Weighted Average shares outstanding	11,936	11,633	11,529
Diluted effect of stock equivalents	388	331	183

Weighted average shares outstanding assuming dilution	12,324	11,964	11,712

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended August 31,
($ in thousands)	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$39,405	$15,620	$11,700
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization.	9,253	7,160	4,081
Amortization of marketable securities premiums (discounts), net	(15)	39	204
Gain on sale of property, plant and equipment	(9)	(67)	(114)
Provision for uncollectible accounts receivable	75	60	95
Deferred income taxes	(886)	(2,630)	(3,689)
Stock-based compensation expense	3,516	2,174	1,739
Other, net	12	(78)	(69)
Changes in assets and liabilities:
Receivables, net	(37,267)	(3,497)	(5,183)
Inventories, net	(7,959)	(10,925)	(2,030)
Other current assets	113	(2,606)	(332)
Accounts payable	12,038	4,335	(310)
Other current liabilities	10,748	1,604	5,903
Current taxes payable	3,357	(349)	1,898
Other noncurrent assets and liabilities	(1,868)	(716)	503

Net cash provided by operating activities	30,513	10,124	14,396

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(14,093)	(14,647)	(3,592)
Proceeds from sale of property, plant and equipment	93	165	267
Acquisition of business, net of cash acquired	(21,028)	(16,705)	(34,428)
Proceeds from sale of an equity investment	—	—	354
Proceeds from settlement of net investment hedge	1,124	—	—
Purchases of marketable securities available-for-sale	(13,860)	(90,700)	—
Proceeds from maturities of marketable securities available-for-sale	41,490	79,150	13,169

Net cash used in investing activities	(6,274)	(42,737)	(24,230)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock compensation plan	6,530	3,350	485
Proceeds from issuance of long-term debt	15,000	13,196	30,000
Principal payments on long-term debt	(21,171)	(5,229)	—
Net borrowings under revolving line of credit	1,032	—	—
Excess tax benefits from stock-based compensation	7,263	1,266	—
Dividends paid	(3,419)	(3,090)	(2,825)

Net cash provided by in financing activities	5,235	9,493	27,660

Effect of exchange rate changes on cash	264	798	(46)

Net increase (decrease) in cash and cash equivalents	29,738	(22,322)	17,780
Cash and cash equivalents, beginning of period	21,022	43,344	25,564

Cash and cash equivalents, end of period	$50,760	$21,022	$43,344